Filed pursuant to Rule 433
Registration No. 333-189888

ROYAL BANK OF CANADA
MEDIUM-TERM NOTES, SERIES F
$400,000,000
SENIOR FLOATING RATE NOTES, DUE JUNE 16, 2017
FINAL TERM SHEET
DATED JUNE 10, 2014

Terms and Conditions

Issuer:	Royal Bank of Canada

Title of the Series:	Senior Floating Rate Notes, due June 16, 2017

Expected Ratings1:	Aa3 / AA- / AA (Stable / Stable / Stable)

Principal Amount:	$400,000,000

Issue Price:	100%

Trade Date:	June 10, 2014

Settlement Date:	June 16, 2014

Maturity Date:	June 16, 2017

Minimum Denomination:	$1,000 and multiples of $1,000

Interest Rate:	3 Month USD LIBOR plus 24 bps payable and reset quarterly

Fees:	0.15%

Interest Payment Dates:	Quarterly on the 16th of each June, September, December, and March, beginning September 16, 2014

Payment Convention:	Modified following business day convention, adjusted

Business Days:	London, New York, Toronto

Day Count Fraction:	Actual / 360

Listing:	None

Optional Redemption:	None

1 A credit rating is not a recommendation to buy, sell or hold securities, and it may be subject to revision or withdrawal at any time by the assigning rating organization.

CUSIP / ISIN:	78010UD38 / US78010UD388

Lead Managers and Joint Book Runners:	RBC Capital Markets, LLC Morgan Stanley & Co. LLC Wells Fargo Securities, LLC

Co-Managers:
nabSecurities, LLC
ANZ Securities, Inc.
BB&T Capital Markets, a division of BB&T Securities, LLC
Merrill Lynch, Pierce, Fenner & Smith
 Incorporated
Standard Chartered Bank
SunTrust Robinson Humphrey, Inc.

Royal Bank of Canada (the “Issuer”) has filed a registration statement (including a prospectus supplement and a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read those documents and the other documents that the Issuer has filed with the SEC for more complete information about the Issuer and this offering.  You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the lead managers will arrange to send you the pricing supplement, the prospectus supplement, and the prospectus if you request them by contacting RBC Capital Markets, LLC at 1-866-375-6829, Morgan Stanley & Co. LLC at 1-866-718-1649, or Wells Fargo Securities, LLC at 1-800-326-5897.